Exhibit 99.1

CHICKEN SOUP FOR THE SOUL’S HIDDEN HEROES TO AIR WITH THREE ADDITIONAL SPONSORS IN UPCOMING THIRD SEASON

Increase Illustrates Strong Attractiveness To Major Sponsors

COS COB, CT – SEPTEMBER 26, 2017 – Chicken Soup for the Soul Entertainment, Inc. (“CSS Entertainment”) (Nasdaq: CSSE), a fast-growing provider of positive and entertaining video content, today announced that its multi-award winning series Chicken Soup for the Soul’s Hidden Heroes will air with additional sponsors.

In its upcoming third season, the series, hosted by Brooke Burke-Charvet, is adding three new sponsors to complement the primary sponsor, The Boniuk Foundation. This season’s new sponsors are BISSELL Homecare, Inc., American Humane and Michelson Found Animals Foundation.

“The addition of these three sponsors illustrates the attractiveness of our brand to prestigious and well-known corporate and nonprofit sponsors,” stated William J. Rouhana, Jr., chairman and chief executive officer. “Our unique content creation and distribution model amplifies the positive messages our sponsors seek to share in a way that is highly enjoyable to viewers. Our new sponsors join a list that includes Delta, National Geographic, Walgreens and many others.”

Each episode of Chicken Soup for the Soul’s Hidden Heroes reveals the widespread goodwill in the world by showing heroes in action as they demonstrate acts of kindness, compassion and commitment to others. Highlighted by funny, light-hearted moments, the series shines a bright light on everyday people who selflessly share their positive attitudes towards society and life with others by doing good deeds.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. is a fast-growing provider of positive and entertaining video content that brings out the best of the human spirit. The company is aggressively growing its business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships. Chicken Soup for the Soul Entertainment is also expanding its partnerships with sponsors, television networks and independent producers. The company will make its video content available to consumers globally through television and online networks, including its online affiliate APlus.com. The company is a subsidiary of Chicken Soup for the Soul, LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the offering circular) and uncertainties which could cause actual results to differ from the forward looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

MEDIA CONTACT

Jeanene Timberlake

RooneyPartners LLC

jtimberlake@rooneyco.com

(646) 770-8858

INVESTOR RELATIONS

Sanjay M. Hurry/Jody Burfening

LHA Investor Relations

CSSEnt@lhai.com

(212) 838-3777